EXHIBIT 99.1

Broadwind Energy Announces Q3 2018 Results

Highlights:

  Q3 2018 orders up 12% from 2017 to $20 million – reflects the receipt of a significant replacement order for wind gearing and strong mining demand

  Q3 2018 revenue of $31 million up 6% from Q3 2017

  Q3 2018 net loss per share narrows to $.05 from $.15 during Q3 2017; Gearing segment reaches profitability milestone

  Q3 2018 adjusted EBITDA of $.2 million in line with guidance (please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release)

  New Markets Tax Credits financing loan extinguished, resulting in $2.2 million gain

CICERO, Ill., Oct. 30, 2018 (GLOBE NEWSWIRE) -- Broadwind Energy, Inc. (NASDAQ: BWEN) reported sales of $31.4 million in Q3 2018, up 6% compared to $29.6 million in Q3 2017. The increase in sales was due primarily to continued strong gearing shipments and increased heavy fabrications, partly offset by lower Process Systems revenue.

The Company reported a net loss of $.8 million, or $.05 per share, in Q3 2018, compared to a loss of $2.2 million, or $.15 per share, in Q3 2017. The current year quarter results included a $2.2 million gain from the New Market Tax Credit loan which was extinguished as expected during the quarter.

Non-GAAP adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, share-based payments, restructuring costs and impairment expense) totaled $.2 million in Q3 2018, compared to $.9 million in Q3 2017 (please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release).

Broadwind CEO Stephanie Kushner stated, “Our Gearing segment was profitable in the third quarter, marking a significant milestone for the company. This reflects an improved flow of materials, higher productivity and higher plant utilization. Orders continued to be strong across all market segments. With an 8-month backlog, we are positioned well in this segment for 2019.”

Our towers business continues to experience the adverse effects of steel tariffs and increasing competition from imported towers. As indicated in our pre-announcement earlier in the quarter, we have reduced our production rate in response to a short-term gap in steel deliveries, which we believe will continue to be a challenge in the fourth quarter. Early 2019 is lining up to be much stronger, with a more normal cadence of tower production. Production of other heavy fabrications, particularly for mining and construction, continues to grow and is partially offsetting the current weakness in our towers business.”

Kushner concluded, “Due to low tower shipments, our fourth quarter earnings outlook is for revenues in the $25-26 million range, and an EBITDA loss of approximately $1-2 million. 2019 is lining up to be much stronger, with Q1 revenues approaching $40 million and the business generating positive EBITDA.  We expect to report further progress throughout 2019, as our Towers business enters a stronger market.”

For the nine months ended September 30, 2018, revenue totaled $98.2 million, compared to $129.0 million for the nine months ended September 30, 2017. The 24% decrease was due primarily to $41.1 million lower sales in the Towers and Heavy Fabrications segment as a result of a 40% decrease in tower sections sold and a lower average sales price, partially offset by increased volume of heavy fabrications due primarily to the recovery in mining and other industrial markets. Gearing segment revenues increased $10.0 million resulting from the recovery primarily in demand from oil and gas customers and growth in volumes of custom gearboxes.

Net loss for the nine months ended September 30, 2018 totaled $11.7 million, a significant decrease from net income of $3.3 million, for the nine months ended September 30, 2017. The comparison reflects weaker tower sales plus a number of one-time items, including a goodwill impairment charge of $5.0 million in the current year and the absence of a $5.0 million income tax benefit recorded in 2017 associated with the Red Wolf acquisition. The current year results also benefited from the $2.2 million impact of the extinguishment of the New Markets Tax Credit loan discussed above.

The Company reported non-GAAP adjusted EBITDA of $.7 million for the nine months ended September 30, 2018 compared to $6.7 million for the nine months ended September 30, 2017. The decrease was due primarily to the low capacity utilization in our tower plants, partly offset by the Gearing segment recovery (please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release).

Orders and Backlog

The Company booked $19.7 million of net new orders in Q3 2018, up 12% from $17.7 million in Q3 2017. Gearing orders totaled $11.5 million in Q3 2018, up from $10.6 million in Q3 2017 due primarily to timing of replacement gearing orders from a wind customer. Towers and Heavy Fabrications orders totaled $3.8 million in Q3 2018, up from $1.8 million in Q3 2017 due primarily to higher demand from mining and other industrial customers. Process Systems orders totaled $4.4 million in Q3 2018 compared to $5.3 million in Q3 2017 due to lower customer demand for natural gas turbine content.

At September 30, 2018, total backlog was $106.5 million, compared to $117.7 million at June 30, 2018.

Segment Results

Towers and Heavy Fabrications

Broadwind Energy produces fabrications for wind, oil and gas, mining and other industrial applications, specializing in the production of wind turbine towers.

Towers and Heavy Fabrications segment sales totaled $17.3 million in Q3 2018, compared to $16.0 million in Q3 2017. The increase was due to a 5% increase in tower sections sold and higher heavy fabrications revenue due primarily to strong demand from mining and other industrial customers, partly offset by a lower average sales price on the towers sold.

Towers and Heavy Fabrications segment operating loss narrowed to $0.8 million in Q3 2018 compared to $1.5 million in Q3 2017. The improvement was primarily due to higher production volumes resulting in better plant utilization and $.2 million reduced overhead and operating expenses. Net loss for the Towers and Heavy Fabrications segment narrowed to $.6 million in Q3 2018, compared to $.9 million in Q3 2017. Non-GAAP Adjusted EBITDA in Q3 2018 was $.6 million compared to Non-GAAP Adjusted EBITDA loss of $.2 million in Q3 2017 (please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release). The increase was due primarily to the factors described above.

Gearing

Broadwind Energy engineers, builds and remanufactures precision gears and gearboxes for oil and gas, mining, steel, wind and other specialized applications.

Gearing segment sales totaled $10.1 million in Q3 2018, compared to $7.6 million in Q3 2017. The $2.5 million increase was due to continued strong sales to oil and gas and other industrial customers.

Operating income for Q3 2018 totaled $.3 million, compared to an operating loss of $.4 million in Q3 2017. The improvement was due to increased plant utilization and productivity, partially offset by higher commission expense related to the sales growth. The net income for the Gearing segment totaled $.3 million in Q3 2018, compared to net loss of $.4 million in Q3 2017. Non-GAAP adjusted EBITDA was $1.0 million in Q3 2018 compared to $.3 million in Q3 2017 due mainly to the factors described above (please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release).

Process Systems

Broadwind Energy designs and manufactures custom, modular systems for compression, filtration and other specialized process applications for the global market. On February 1, 2017, the Company acquired Red Wolf which has been combined with the Abilene-based compressed natural gas (“CNG”) and fabrication business, previously reported as a part of Towers and Heavy Fabrications, to form the Process Systems segment.

Process Systems revenue totaled $4.2 million in Q3 2018 compared to $6.1 million in Q3 2017 due to lower customer demand for natural gas turbine content, partially offset by higher sales to other industrial customers.

The operating loss totaled $.9 million in Q3 2018 compared to operating income of $.1 million in Q3 2017 primarily due to the lower sales volume, partially offset by improved utilization of the Abilene production facility. Net loss totaled $2.5 million in Q3 2018 compared to net income of $4.3 million in Q3 2017 also reflecting the absence of a $5.1 million income tax benefit related to the Red Wolf acquisition recorded in Q3 2017. Non-GAAP adjusted EBITDA loss totaled $.3 million in Q3 2018 down from non-GAAP adjusted EBITDA of $.6 million in Q3 2017. The decrease was due primarily to lower sales volumes described above.

Corporate

Corporate and other expenses increased to $1.3 million in Q3 2018 compared to $.1 million in Q3 2017. The increase is due mainly to absence of the reversal of the Red Wolf earn-out reserve of $1.4 million recorded in the prior year period, partly offset by $.4 million of lower salaries and benefits expense due to reduced staffing.

Cash and Liquidity

During Q3 2018, operating working capital (accounts receivable and inventory, net of accounts payable and customer deposits) increased $3.8 million to $18.1 million due primarily to growth in inventories to support gearing demand and timing of customer receipts.

Debt and capital leases totaled $23.2 million at September 30, 2018. The Company’s $25 million line of credit with CIBC Bank USA had a balance of $18.8 million at September 30, 2018 and $5.8 million of availability. The Company was in compliance with all bank covenants at September 30, 2018.  Following quarter-end, the Company entered into an amendment to the credit facility which eliminated the fixed charge and capital spending covenants and introduced a minimum EBITDA requirement.

Cash assets (cash and short-term investments) remained near zero as expected because the Company’s cash and receipts are automatically applied to the outstanding credit line balance consistent with the terms of the credit line.

On July 31, 2018 the Company entered into an At Market Issuance Sales Agreement (the “ATM Agreement”) with Roth Capital Partners, LLC. During the three months ended September 30, 2018, the Company issued 15,112 shares of the Company’s common stock under the ATM Agreement and the net proceeds (before upfront costs) to the Company from the sale of the Company’s common stock were approximately $33 after deducting commissions paid of approximately $1. As of September 30, 2018, approximately $9,967 remained available for issuance with respect to the ATM Agreement.

About Broadwind Energy, Inc.
Broadwind Energy, Inc. (NASDAQ: BWEN) is a precision manufacturer of structures, equipment and components for clean tech and other specialized applications. From gears and gearing systems for wind, oil and gas and mining applications, to wind towers and industrial weldments, we have solutions for the clean tech, energy and infrastructure needs of the future. With facilities throughout the U.S., Broadwind Energy's talented team is committed to helping customers maximize performance of their investments—quicker, easier and smarter. Find out more at www.bwen.com

Forward-Looking Statements
This release contains “forward looking statements”—that is, statements related to future, not past, events—as defined in Section 21E of the Securities Exchange Act of 1934, as amended, that reflect our current expectations regarding our future growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities, as well as assumptions made by, and information currently available to, our management. Forward looking statements include any statement that does not directly relate to a current or historical fact. We have tried to identify forward looking statements by using words such as “anticipate,” “believe,” “expect,” “intend,” “will,” “should,” “may,” “plan” and similar expressions, but these words are not the exclusive means of identifying forward looking statements.

Our forward-looking statements may include or relate to our beliefs, expectations, plans and/or assumptions with respect to the following: (i) state, local and federal regulatory frameworks affecting the industries in which we compete, including the wind energy industry, and the related extension, continuation or renewal of federal tax incentives and grants and state renewable portfolio standards; (ii) our customer relationships and our substantial dependency on a few significant customers and our efforts to diversify our customer base and sector focus and leverage relationships across business units; (iii) our ability to continue to grow our business organically and through acquisitions; (iv) our production, sales, collections, customer deposits and revenues generated by new customer orders and the resulting cash flows; (v) the sufficiency of our liquidity and alternate sources of funding, if necessary; (vi) our ability to realize revenue from customer orders and backlog; (vii) our ability to operate our business efficiently, manage capital expenditures and costs effectively, and generate cash flow; (viii) the economy and the potential impact it may have on our business, including our customers; (ix) the state of the wind energy market and other energy and industrial markets generally and the impact of competition and economic volatility in those markets; (x) the effects of market disruptions and regular market volatility, including fluctuations in the price of oil, gas and other commodities; (xi) the effects of the change of administrations in the U.S. federal government; (xii) our ability to successfully integrate and operate the business of Red Wolf Company, LLC and to identify, negotiate and execute future acquisitions; and (xiii) the potential loss of tax benefits if we experience an “ownership change” under Section 382 of the Internal Revenue Code of 1986, as amended; and (xiv) the impact of future sales of our common stock or securities convertible into our common stock on our stock price. These statements are based on information currently available to us and are subject to various risks, uncertainties and other factors that could cause our actual results to be materially different from the forward-looking statements including, but not limited to, those set forth under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017 and in subsequent filings, including the amended and restated risk factors set forth under the caption ‘Risk Factors” in Item 1A of the Quarterly Report on Form 10-Q for the quarter ended June 30, 2018. We are under no duty to update any of these statements. You should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or other factors that could cause our current beliefs, expectations, plans and/or assumptions to change.

BROADWIND ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	September 30,	December 31,
	2018	2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$142	$78
Accounts receivable, net of allowance for doubtful accounts of $177
and $225 as of September 30, 2018 and December 31, 2017, respectively	16,727	13,644
Inventories, net	23,541	19,279
Prepaid expenses and other current assets	1,817	1,798
Current assets held for sale	19	580
Total current assets	42,246	35,379
LONG-TERM ASSETS:
Property and equipment, net	50,711	55,693
Goodwill	-	4,993
Other intangible assets, net	14,665	16,078
Other assets	412	207
TOTAL ASSETS	$108,034	$112,350

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Line of credit, NMTC and other notes payable	$19,684	$14,138
Current maturities of long-term debt	-	114
Current portions of capital lease obligations	954	762
Accounts payable	14,424	11,756
Accrued liabilities	4,820	4,393
Customer deposits	7,773	9,791
Current liabilities held for sale	28	30
Total current liabilities	47,683	40,984
LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	1,760	797
Long-term capital lease obligations, net of current portions	818	941
Other	2,268	3,557
Total long-term liabilities	4,846	5,295
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued
or outstanding	-	-
Common stock, $0.001 par value; 30,000,000 shares authorized; 15,890,605 and 15,480,299 shares issued as of September 30, 2018 and
December 31, 2017, respectively	16	15
Treasury stock, at cost, 273,937 shares as of September 30, 2018 and December 31, 2017,
respectively	(1,842)	(1,842)
Additional paid-in capital	381,175	380,005
Accumulated deficit	(323,844)	(312,107)
Total stockholders' equity	55,505	66,071
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$108,034	$112,350

BROADWIND ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Revenues	$31,445	$29,595	$98,193	$129,017
Cost of sales	29,802	28,581	94,228	117,757
Restructuring	157	-	388	-
Gross profit	1,486	1,014	3,577	11,260

OPERATING EXPENSES:
Selling, general and administrative	3,627	2,374	10,020	10,711
Impairment charges	-	-	4,993	-
Intangible amortization	471	471	1,413	1,293
Restructuring	-	-	36	-
Total operating expenses	4,098	2,845	16,462	12,004
Operating (loss)	(2,612)	(1,831)	(12,885)	(744)

OTHER (EXPENSE) INCOME, net:
Interest expense, net	(372)	(228)	(1,022)	(584)
Other, net	2,247	(12)	2,243	17
Total other income (expense), net	1,875	(240)	1,221	(567)

Net (loss) before provision for income taxes	(737)	(2,071)	(11,664)	(1,311)
Provision (benefit) for income taxes	13	(22)	(20)	(5,056)
(LOSS) INCOME FROM CONTINUING OPERATIONS	(750)	(2,049)	(11,644)	3,745
LOSS FROM DISCONTINUED OPERATIONS	(33)	(158)	(93)	(405)
NET (LOSS) INCOME	$(783)	$(2,207)	$(11,737)	$3,340

NET (LOSS) INCOME PER COMMON SHARE - BASIC:
(Loss) income from continuing operations	$(0.05)	$(0.14)	$(0.76)	$0.25
Loss from discontinued operations	(0.00)	(0.01)	(0.00)	(0.03)
Net (loss) income	$(0.05)	$(0.15)	$(0.76)	$0.22

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC	15,541	15,095	15,390	15,013

NET (LOSS) INCOME PER COMMON SHARE - DILUTED:
(Loss) income from continuing operations	$(0.05)	$(0.14)	$(0.76)	$0.24
Loss from discontinued operations	(0.00)	(0.01)	(0.00)	(0.02)
Net (loss) income	$(0.05)	$(0.15)	$(0.76)	$0.22

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - DILUTED	15,541	15,095	15,390	15,345

BROADWIND ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
(UNAUDITED)

	Nine Months Ended September 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(11,737)	$3,340
Loss from discontinued operations	(93)	(405)
(Loss) income from continuing operations	(11,644)	3,745

Adjustments to reconcile net cash used in operating activities:
Depreciation and amortization expense	6,990	6,571
Impairment charges	4,993	-
Deferred income taxes	(45)	(5,056)
Remeasurement of contingent consideration	(1,140)	(1,394)
Stock-based compensation	685	651
Extinguishment of New Markets Tax Credit obligation	(2,249)	-
Allowance for doubtful accounts	(48)	13
Common stock issued under defined contribution 401(k) plan	537	175
Gain on disposal of assets	(23)	(12)
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(3,035)	5,281
Inventories	(3,814)	10,928
Prepaid expenses and other current assets	(19)	377
Accounts payable	3,576	(9,284)
Accrued liabilities	1,567	(2,643)
Customer deposits	(2,018)	(15,934)
Other non-current assets and liabilities	(1,546)	(45)
Net cash used in operating activities of continued operations	(7,233)	(6,627)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid in acquisition	-	(16,449)
Sales of available for sale securities	-	2,221
Maturities of available for sale securities	-	950
Purchases of property and equipment	(2,018)	(5,972)
Proceeds from disposals of property and equipment	583	5
Net cash used in investing activities of continued operations	(1,435)	(19,245)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	103,406	130,470
Payments on line of credit	(95,493)	(122,700)
Proceeds from long-term debt	2,060	-
Payments on long-term debt	(536)	-
Principal payments on capital leases	(581)	(557)
Proceeds from sale of common stock, net	(52)	-
Net cash provided by financing activities of continued operations	8,804	7,213
		-
DISCONTINUED OPERATIONS:
Operating cash flows	(72)	(40)
Net cash used in discontinued operations	(72)	(40)

Add: Cash balance of discontinued operations, beginning of period	-	2

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	64	(18,697)
CASH AND CASH EQUIVALENTS beginning of the period	78	18,738
CASH AND CASH EQUIVALENTS end of the period	$142	$41

Supplemental cash flow information:
Interest paid	$822	$413
Income taxes paid	$94	$52

Non-cash activities:
Issuance of restricted stock grants	$685	$651
Equipment additions via capital lease	$-	$1,582
Contingent consideration related to business acquisition	$-	$2,534

Red Wolf acquisition:
Assets acquired	$-	26,491
Liabilities assumed	$-	7,508

BROADWIND ENERGY, INC. AND SUBSIDIARIES
SELECTED SEGMENT FINANCIAL INFORMATION
(IN THOUSANDS)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
ORDERS:
Towers and Heavy Fabrications	$3,767	$1,764	$21,080	$32,331
Gearing	11,530	10,566	33,044	29,530
Process Systems	4,420	5,345	12,390	13,404
Total orders	$19,717	$17,675	$66,514	$75,265

REVENUES:
Towers and Heavy Fabrications	$17,331	$15,971	$58,139	$99,194
Gearing	10,056	7,570	27,494	17,511
Process Systems	4,155	6,054	12,680	12,312
Corporate and Other	(97)	-	(120)	-
Total revenues	$31,445	$29,595	$98,193	$129,017

OPERATING PROFIT/(LOSS):
Towers and Heavy Fabrications	$(755)	$(1,473)	$(1,535)	$7,177
Gearing	346	(396)	(941)	(2,562)
Process Systems	(917)	115	(7,581)	(1,805)
Corporate and Other	(1,286)	(77)	(2,828)	(3,554)
Total operating (loss)/profit	$(2,612)	$(1,831)	$(12,885)	$(744)

Non-GAAP Financial Measure
The Company provides non-GAAP adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, share-based payments, restructuring costs and impairment expense) as supplemental information regarding the Company’s business performance. The Company’s management uses adjusted EBITDA when it internally evaluates the performance of the Company’s business, reviews financial trends and makes operating and strategic decisions. The Company believes that this non-GAAP financial measure is useful to investors because it provides investors with a better understanding of the Company’s past financial performance and future results, and it allows investors to evaluate the Company’s performance using the same methodology and information as used by the Company’s management. The Company's definition of adjusted EBITDA may be different from similar non-GAAP financial measures used by other companies and/or analysts.

BROADWIND ENERGY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(IN THOUSANDS)
(UNAUDITED)

Consolidated	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net (Loss)/Income from continuing operations	$(750)	$(2,049)	$(11,644)	$3,745
Interest Expense	372	228	1,022	584
Income Tax Provision/(Benefit)	13	(22)	(20)	(5,056)
Depreciation and Amortization	2,284	2,267	6,990	6,571
Share-based Compensation and Other Stock Payments	370	439	1,214	900
Restructuring Costs	157	-	424	-
Impairment Charges	-	-	4,993	-
NMTC Extinguishment Gain	(2,249)	-	(2,249)	-
Adjusted EBITDA (Non-GAAP)	$197	$863	$730	$6,744

Towers and Heavy Fabrications Segment	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net (Loss)/Income	$(591)	$(901)	$(1,078)	$5,127
Interest Expense/(Benefit)	48	28	128	63
Income Tax (Benefit)/Provision	(214)	(600)	(587)	2,003
Depreciation and Amortization	1,237	1,121	3,773	3,283
Share-based Compensation and Other Stock Payments	152	197	465	312
Adjusted EBITDA (Non-GAAP)	$632	$(155)	$2,701	$10,788

Gearing Segment	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net Income/(Loss)	$344	$(393)	$(949)	$(2,568)
Interest Expense	2	3	7	9
Income Tax Provision/(Benefit)	-	(7)	0	(2)
Depreciation and Amortization	566	610	1,742	1,847
Share-based Compensation and Other Stock Payments	77	72	220	113
Adjusted EBITDA (Non-GAAP)	$989	$285	$1,020	$(601)

Process Systems	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net Income/(Loss)	$(2,471)	$4,321	$(7,092)	$(1,449)
Interest Expense	1	1	2	4
Income Tax Provision/(Benefit)	1,552	(4,219)	(498)	(378)
Depreciation and Amortization	429	477	1,304	1,278
Share-based Compensation and Other Stock Payments	18	18	70	34
Restructuring Expense	157	-	424	-
Impairment Expense	-	-	4,993	-
Adjusted EBITDA (Non-GAAP)	$(314)	$598	$(797)	$(511)

Corporate and Other	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net (Loss)/Income	$1,968	$(5,076)	$(2,525)	$2,635
Interest Expense	321	196	885	508
Income Tax Provision/(Benefit)	(1,325)	4,804	1,065	(6,679)
Depreciation and Amortization	52	59	171	163
Share-based Compensation and Other Stock Payments	123	152	459	441
NMTC Extinguishment Gain	(2,249)	-	(2,249)	-
Adjusted EBITDA (Non-GAAP)	$(1,110)	$135	$(2,194)	$(2,932)

BWEN INVESTOR CONTACT: Joni Konstantelos, 708.780.4819 joni.konstantelos@bwen.com